Attorneys at Law
                                                                     Suite 2800
                                                          1100 Peachtree Street
                                                   Atlanta, Georgia  30309-4530
                                                        Telephone: 404.815.6500
                                                        Facsimile: 404.815.6555
                                                    Web site:  www.kilstock.com

June 1, 2000                                    E-mail: abransford@kilstock.com
                                                      Direct Dial: 404.815.6480



North Point Bancshares, Inc.
c/o Don D. Gordon
109 Highway 53 West
Dawsonville, Georgia  30534-3414

Ladies and Gentlemen:

         We have been requested to render our opinion expressed below in connection with the proposed merger (the "Merger") of North Point Bancshares, Inc. ("North Point"), a Georgia corporation, with and into United Community Banks, Inc. ("United"), a Georgia corporation, with United being the surviving entity, pursuant to the terms and conditions of that certain Merger Agreement and Plan of Reorganization dated March 3, 2000, (the "Agreement"), by and between North Point and United. Unless otherwise indicated, terms used herein shall have the same meaning as defined in the Agreement.

         In rendering our opinion, we have examined the Agreement, applicable law, regulations, rulings, and decisions.

         Our opinions set forth below are subject to the following assumptions, qualifications, and exceptions:

                  A. During the course of all of the foregoing examinations, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the legal capacity of all individuals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and (v) the authority of each person or persons who executed any document on behalf of another person.

                  B. As to various factual matters that are material to our opinions set forth herein, we have relied upon the factual representations and warranties set forth in the Agreement and related documents. We have not independently verified, nor do we assume any responsibility for, the factual accuracy or completeness of any such representations, warranties, statements, or certificates.

         Based  on  and  in   reliance   on  the   foregoing   and  the  further
qualifications set forth below, and provided that the Merger is consummated in accordance with the Agreement, it is our opinion that:

                  (1) The Merger and the issuance of shares of United Common Stock to the holders of North Point Stock in connection therewith, as described in the Agreement, will constitute a tax-free reorganization under section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

                  (2)      Except for the  recognition  of gain as  required  by
                           section 302 of the Code with respect to the receipt by the holders of North Point Stock of cash in lieu of the issuance of fractional shares of United Common Stock, no gain or loss will be recognized by United, North Point, or holders of North Point Stock as a result of the Merger.

                  (3) The aggregate tax basis of the shares of United Common Stock received by a holder of North Point Stock pursuant to the Merger will be the same as the tax basis of the shares of North Point Stock.

                  (4) The holding period of the shares of United Common Stock received by a holder of North Point Stock as part of the Merger will include the holding period of the shares of North Point Stock exchanged therefor, provided that the North Point Stock is held as a capital asset on the date of consummation of the Merger.

         In general, cash received by holders of North Point Stock exercising their dissenters' rights will be treated as amounts received from the sale of their shares of North Point Stock, and (provided that such North Point Stock is a capital asset in the hands of such shareholders) each such shareholder will recognize capital gain or loss (short or long term, as appropriate) measured by the difference between the sale price of such North Point Stock and such shareholder's tax basis in such North Point Stock.

         We express no opinion as to the following: (a) the tax consequences that might be relevant to a particular holder of North Point Stock who is subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States persons, persons who do not hold their North Point Stock as "capital assets" within the meaning of section 1221 of the Code, and persons who acquired their North Point Stock pursuant to the exercise of options or otherwise as compensation, or (b) any consequences arising under the laws of any state, locality, or foreign jurisdiction.

         This letter is solely for the information and use of you and the shareholders of North Point and it is not to be used, circulated, quoted, or referred to for any other purpose or relied upon by any other person for whatever reason without our prior written consent.


                             KILPATRICK STOCKTON LLP



                             By:  /s/ R. Alexander Bransford, Jr.
                                -----------------------------------------------
                                 R. Alexander Bransford, Jr., a partner